EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-42722 on Form N-1A of our report dated December 18, 2024, relating to the financial statements and financial highlights of Eaton Vance Income Fund of Boston, one of the funds constituting Eaton Vance Series Trust II (the “Trust”), appearing in the Form N-CSR of the Trust for the year ended October 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2025